UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

001-31569	41-1775532
(Commission File Number)	(IRS Employer Identification No.)

1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.01 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check then following box: ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

A description of the Company’s Common Stock, $.01 par value per share, is incorporated herein by reference from the final form of prospectus dated August 18, 1994 under the caption “Description of Securities” furnished as part of the Form SB-2 Registration Statement of the Company, File No. 33-81262C, and that became effective August 18, 1994.

Under provisions of the Minnesota Pari-Mutual Horse Racing Act, Minn. Stat. §240.06, Subd. 6 and 7, and Minn. Stat. §240.07, Subd. 5 and 6, the Company is required to report to the Minnesota Racing Commission the identity and relevant information about any person who acquires five percent or more of the licensee’s beneficial ownership within five days of the time that such person acquires such beneficial ownership of the Company’s Common Stock.  The Minnesota Racing Commission has the power to revoke or suspend a licensee’s Class A or Class B license if the Minnesota Racing Commission determines that a five percent owner’s interest in the licensee is detrimental to the integrity of horse racing in Minnesota or if the information required by the statute about the person cannot be verified.

Given these provisions of Minnesota law, the Company has included a provision in its Articles of Incorporation that provides that in the event any person or group of persons acquires a five percent or greater beneficial interest in the Company’s equity securities, the shareholder must provide the Company with the information that the Company is required to provide to the Minnesota Racing Commission under Minnesota law.  The Articles further provide that if any five percent beneficial holder of the equity securities of the Company, or any other beneficial holder of the Company’s securities, is determined by the Racing Commission to be detrimental to the integrity of horse racing in Minnesota or in the reasonable judgment of the Company such a conclusion is likely or if the person refuses to provide the information required to make the determination under Minnesota law, the Company shall have the right to repurchase all shares acquired by such person or persons at the lowest of (i) the price at which shares were acquired, ii) the book value of the Company as of its most recent audited balance sheet prior to the purchase, or (iii) the fair market value of the Company’s Common Stock on the date the Company learned of the purchase.

Item 2.   Exhibits

Articles of Incorporation of the Company, as amended	Filed as Exhibit 3.1 to the Company’s Form SB-2 Registration Statement of the Company, File No. 33-81262C and incorporated herein by reference

By-laws of the Company, as amended	Filed as Exhibit 3.2 to the Company’s Form SB-2 Registration Statement of the Company, File No. 33-81262C and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated: August 25, 2008	By:	/s/ Randall D. Sampson
Randall D. Sampson
Chief Executive Officer